Exhibit (a)(1)

NETMANAGE, INC.

MAY 16, 2003

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN EXERCISE
PRICE PER SHARE OF $1.50 OR MORE FOR NEW OPTIONS
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 4:59 P.M., PACIFIC TIME, ON FRIDAY, JUNE 13, 2003,
UNLESS THE OFFER IS EXTENDED.

     NetManage, Inc. is offering certain option holders who are current employees of NetManage or our subsidiaries the opportunity to exchange the outstanding stock options to purchase shares of our Common Stock, which were granted to them under either our 1992 Stock Option Plan, as amended and restated (“1992 Plan”) or our 1999 Non-statutory Stock Option Plan (the “1999 Plan”, and together with the 1992 Plan, collectively (the “Company Plans”) and individually a (“Company Plan”)) with an exercise price per share of $1.50 or more (“Eligible Options”) for new options to purchase shares of our Common Stock (“New Options”) that we will grant under our 1992 Plan or our 1999 Plan. If you choose to return for exchange any Eligible Options, you must also return for exchange all of your Required Options. “Required Options” are all options, if any, granted to you by NetManage on or after November 15, 2002, regardless of exercise price. For each Eligible Option or Required Option you return and we accept for exchange, you will receive a New Option for the same number of shares subject to the returned option at the time of its cancellation. Thus, for example, for every one hundred (100) shares of Common Stock purchasable under an Eligible Option or Required Option returned for exchange, your New Option will provide you with the right to purchase one hundred (100) shares of Common Stock in accordance with the applicable vesting schedule. Eligible Options and Required Options that were granted under our 1992 Plan will be replaced with New Options granted under our 1992 Plan and Eligible Options and Required Options that were granted under our 1999 Plan will be replaced with New Options granted under our 1999 Plan. For purposes of the Offer, “option” means a particular option grant to purchase a certain number of shares of our Common Stock.

     We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Election Form (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). You are not required to accept the Offer. If you choose to accept the Offer, then you may return for exchange any or all of your Eligible Options. If you decide to return for exchange one or more of your Eligible Options, then you must return for exchange the entire outstanding portion of each option you want to have exchanged.

     If you choose to return for exchange any Eligible Option you must also return for exchange all of your Required Options, if any, and, by returning for exchange any of your Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

     The Offer is subject to the conditions described in Section 7 of this Offer to Exchange. The Offer is not conditioned upon a minimum number of options being returned.

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     We will grant you a New Option under the applicable Company Plan, for each Eligible Option and each Required Option you return that we accept for exchange, but only if you continue to be an employee of NetManage or one of our subsidiaries through the grant date of the New Option. If you cease to be employed by NetManage or any of our subsidiaries for any reason whatsoever after we accept your returned options for exchange and cancellation and prior to the grant date of the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options.

     Each New Option will be exercisable for an equal number of shares for which the corresponding exchanged option was exercisable at the time it was accepted for exchange and cancelled. Thus, for example, for every one hundred (100) shares of Common Stock that are purchasable under an Eligible Option or Required Option returned for exchange, you will receive the right to purchase one hundred (100) shares of Common Stock under the New Option.

     The New Options will be granted on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the date the returned options are accepted for exchange and cancelled. The exercise price of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which the shares are then principally traded or quoted) on the date of grant. On the date your New Option is granted, that New Option will be vested and exercisable for the same number of shares of our Common Stock for which the corresponding option tendered in exchange was vested and exercisable on the date of its acceptance for exchange and cancellation. The New Option will vest and become exercisable for the balance of the option shares in accordance with the same type of installment vesting schedule as in effect for the cancelled option, but measured from the grant date of the New Option, and no vesting credit will accordingly be provided for the period between the date your tendered option is cancelled and the date the New Option is granted.

     All options returned for exchange and accepted by us pursuant to the Offer will be cancelled.

     Any Eligible Option that you do not return for exchange or that is not accepted by us for exchange will remain outstanding, and you will continue to hold such option in accordance with its terms.

     As of April 30, 2003, options to purchase 688,012 shares of our Common Stock were outstanding under our 1992 Plan and options to purchase 294,995 shares of our Common Stock were outstanding under our 1999 Plan.

     Although our Board of Directors has approved this Offer, neither our Board of Directors nor NetManage makes any recommendation as to whether you should return your options for exchange or refrain from returning your options for exchange. You must make your own decision whether to exchange your options, taking into account your own personal circumstances and preferences. Our executive officers are eligible to participate in the Offer. Non-employee members of our Board of Directors are not eligible to participate in the Offer. We anticipate that our executive officers will participate in the Offer.

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     Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “NETM.” On May 15, 2003 the last reported sale price of our Common Stock on the Nasdaq National Market was $2.10 per share.

     The New Options will not be granted until a date that is on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after returned options are accepted for exchange and cancelled. The exercise price per share of the New Options will be the last sale price of our Common Stock as reported on the Nasdaq National Market (or such other market on which our shares are then principally traded or quoted) on the date of grant. The exercise price of your New Options may be higher or lower than the current price of our Common Stock, and may be higher or lower than the exercise price per share of your Eligible Options and Required Options. The market price of our Common Stock has fluctuated significantly over the last year and has been subject to high volatility. Our Common Stock may trade at prices below the exercise price per share of the New Options. Depending on the exercise price of your returned options and other factors, the New Options may be less valuable than the options you return for exchange.

     We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the grant date of the New Options or at any time in the future. You should carefully consider these uncertainties before deciding whether to accept the Offer.

     You should direct questions about the Offer or requests for assistance or for additional copies of the Offer to Exchange or the Election Form to the Steve Mitchell or Donna Dury in the Legal Department, NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, CA 95014 (telephone: Steve Mitchell (408) 342-7114 and Donna Dury (408) 342-7704, or via email to: steve.mitchell@netmanage.com or donna.dury@netmanage.com) or alternatively, if outside the United States and Canada to:

In Israel, Italy, France, and Spain to: Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (telephone: 972-4-8130111 or email: ronit.weizman@netmanage.co.il).

In the United Kingdom: Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (telephone 44-1462-755050 or email: nick.still@netmanage.co.uk).

In Germany and the Netherlands: Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (telephone: 49-8104-8902-0 or email: heiko.eckstein@netmanage.com).

     We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any representation or gives you any information that is different from the representations and

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information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return or refrain from returning your options for exchange pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

     If you wish to return your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at: Legal Department, NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, CA 95014 (or by facsimile to: (408) 342-7880, Attn: Donna Dury) or if outside the United States or Canada to:

In Israel, Italy, France, and Spain: Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (or by facsimile to: 972-4-8550122, Attn: Ronit Weizman);

In the United Kingdom: Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (or by facsimile to: 44-146-755055);

In Germany and the Netherlands: Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (or by facsimile to: 49-8104-9802-10, Attn: Heiko Eckstein).

     We are not making the Offer to, nor will we accept any submission for exchange of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any exchange of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer and grant New Options to option holders in any such jurisdiction.

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INDEX TO SUMMARY TERM SHEET

QUESTION:		Page

1.	Why is NetManage making the Offer?	1

2.	What securities is NetManage offering to exchange?	1

3.	What is the difference between an Eligible Option and a Required Option?	2

4.	Who is eligible to participate in the Offer?	2

5.	Are employees located outside the United States eligible to participate?	2

6.	May I exchange either vested or unvested options?	2

7.	With respect to each of my Eligible Options, do I have to return for exchange the entire Option or may I decide to return for exchange only a portion of the Option?	3

8.	May I tender Options that I have already exercised?	3

9.	May I tender shares I bought under the Employee Stock Purchase Plan?	3

10.	How many New Options will I receive in exchange for my returned Options?	4

11.	What happens if I do not accept the Offer?	4

12.	What are the conditions to the Offer?	4

13.	Must I remain an employee of NetManage to get new Options?	4

14.	What if I am not an employee of NetManage when the New Options are granted?	5

15.	What happens if after I return my Options for exchange I leave NetManage or am terminated as an employee?	5

16.	How does a leave of absence impact this Offer?	6

17.	When will I receive my New Options?	6

18.	Why doesn’t NetManage grant the New Options immediately after the Expiration Date of the Offer?	6

19.	What will be the exercise price of the New Options?	6

20.	When will the New Options vest?	7

21.	Will the New Options be different from my Eligible Options and my Required Options?	8

22.	If I exchange Options in the Offer, will I be eligible to receive additional promotion, merit or other Option grants before I receive my New Options?	8

23.	What happens if NetManage merges into or is acquired by another company?	9

24.	Will I have to pay taxes if I exchange my Options in the Offer?	9

25.	Will my new Options be incentive stock options?	10

26.	If I have incentive stock options, what happens if I elect not to exchange them in this Offer?	10

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SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to carefully read the remainder of the Offer to Exchange and the accompanying Election Form because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of the Offer to Exchange and the Election Form. We have included page references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary.

     Explanations of the following key terms may be found in the referenced question located on the referenced page number:

          Eligible Options: See Question 2 on page 1
          Required Options: See Question 2 on page 1
          Grant Date of the New Options: See Question 17 on page 6
          Incentive Stock Option: See Question 25 on page 10
          Non-statutory Option: See Question 25 on page 10
          New Option: See Questions 19-21 beginning on page 6

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options do not effectively retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making the offer to exchange outstanding options for New Options that will have an exercise price equal to the fair market value of our Common Stock on the grant date, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. (Page 16)

2.     WHAT SECURITIES IS NETMANAGE OFFERING TO EXCHANGE?

     We are offering to exchange your Eligible Options and Required Options, if any, for New Options. Eligible Options are all stock options held by current employees with an exercise price per share of $1.50 or more, which are outstanding under either the 1992 Plan, or the 1999 Plan. If you elect to exchange any of your Eligible Options, you must also exchange all of your Required Options, and, by returning for exchange any of your Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Required Options are all options, including Eligible Options, we granted to you on or after November 15, 2002, regardless of exercise price. (Page 14)

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3.     WHAT IS THE DIFFERENCE BETWEEN AN ELIGIBLE OPTION AND A REQUIRED OPTION?

     An Eligible Option is any option outstanding under either the 1992 Plan or the 1999 Plan with an exercise price per share of $1.50 or more. A Required Option is any option, including Eligible Options, granted to you by NetManage on or after November 15, 2002, regardless of exercise price. If you choose to return for exchange any of your Eligible Options, then you must also return for exchange all of your Required Options. By returning for exchange any Eligible Options, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

4.     WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

     Other than “Non-Exempt Employees” as described below, all current employees of NetManage and its subsidiaries, including our executive officers, are eligible to participate in the Offer to the extent they hold outstanding Eligible Options. Non-employee members of our Board of Directors are not eligible to participate in the Offer. In addition, employees of NetManage working in positions that are not exempt from the overtime requirements of the Fair Labor Standards Act, and regulations thereunder and, if and as applicable, comparable provisions of the law of the state in which the employee works for NetManage, or who are working in positions that NetManage has classified as not exempt (whether or not such classification is upheld on governmental, judicial or other review) (each, a “Non-Exempt Employee”), are not eligible to participate in the Offer. (Page 14)

5.     ARE EMPLOYEES LOCATED OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

     Yes.  All current employees (other than Non-Exempt Employees), including employees located outside the United States, holding Eligible Options may participate in the Offer. Special considerations may apply to employees located outside the United States. In some countries, the application of local rules may have important consequences to those employees. We have distributed with this Offer to Exchange short summaries of certain of these consequences and additional terms and conditions with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries and consult your individual tax, legal and investment advisors before deciding whether to accept the Offer. (Page 14)

6.     MAY I EXCHANGE EITHER VESTED OR UNVESTED OPTIONS?

     Yes.  You may return for exchange any or all of your Eligible Options, whether or not they are vested. But if you choose to accept the Offer with respect to any of your Eligible Options, you must return the entire Eligible Option, vested or unvested. Moreover, if you choose to accept the Offer with respect to any of your Eligible Options, you must also exchange all of your Required Options, whether or not they have vested.

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7.     WITH RESPECT TO EACH OF MY ELIGIBLE OPTIONS, DO I HAVE TO RETURN FOR EXCHANGE THE ENTIRE OPTION OR MAY I DECIDE TO RETURN FOR EXCHANGE ONLY A PORTION OF THE OPTION?

     You may choose to return for exchange one Eligible Option in its entirety and not return for exchange another. You may not return for exchange less than all of a particular outstanding option.

     For example, if you have received two Eligible Options, in each case on or before November 15, 2002, you may choose to return for exchange neither option, both options or one option. However, if you wish to exchange an Eligible Option, you may not return for exchange anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

     If you were granted an Eligible Option that was divided into an incentive stock option also known as an “ISO” and a non-statutory option (sometimes referred to as a “NSO,” “Non-Qualified Stock Option” or “Non-Qual”) because of the rules limiting the amount of incentive stock options you could receive, we treat these as separate options and you may choose to exchange both options or either one.

     You are not required to accept the Offer. However, if you choose to return any Eligible Option for exchange, you must return all of your Required Options for exchange, if any. By returning for exchange any Eligible Option, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. (Page 23)

8.     MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

     No. The Offer only pertains to outstanding options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise, whether or not you have vested in those shares. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

9.     MAY I TENDER SHARES I BOUGHT UNDER THE EMPLOYEE STOCK PURCHASE PLAN?

     No. The Offer only pertains to options granted under the 1992 Plan and the 1999 Plan. The shares bought under the Employee Stock Purchase Plan (“ESPP”) are not outstanding options and cannot be tendered. The Offer has no effect on the prices at which a participant in the ESPP can buy stock.

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10.     HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY RETURNED OPTIONS?

     For each Eligible Option or Required Option you return that we accept for exchange, you will receive a New Option for the same number of shares subject to the returned option at the time it was cancelled. Thus, for example, for every one hundred (100) shares of Common Stock purchasable under an Eligible Option or Required Option returned for exchange, your New Option will provide you with the right to purchase one hundred (100) shares of Common Stock in accordance with the applicable vesting schedule.

     If you have exercised an Eligible Option in part, the remaining unexercised portion of that option is outstanding and may be returned for exchange pursuant to the Offer.

     All returned options that we accept for exchange will be cancelled, along with the corresponding stock option agreement and right to purchase Common Stock, and will cease to exist. The New Options will be granted under either our 1992 Plan or our 1999 Plan, and will be subject to the terms and conditions of the applicable Company Plan, and a new stock option agreement between you and us, which will be in substantially the form attached as an Exhibit hereto. Eligible Options and Required Options that were granted under our 1992 Plan will be replaced with New Options granted under our 1992 Plan and Eligible Options and Required Options that were granted under our 1999 Plan will be replaced with New Options granted under our 1999 Plan. (Page 21)

11.     WHAT HAPPENS IF I DO NOT ACCEPT THE OFFER?

     Nothing.  All Eligible Options that you choose not to return for exchange, or that we do not accept for exchange and cancellation, will remain outstanding, and you will continue to hold such options in accordance with their terms. (Page 42)

12.     WHAT ARE THE CONDITIONS TO THE OFFER?

     The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon a minimum number of options being tendered. (Page 24)

13.     MUST I REMAIN AN EMPLOYEE OF NETMANAGE TO GET NEW OPTIONS?

     Yes.  To receive a New Option, you must remain an employee of NetManage or one of our subsidiaries through the date we grant the New Options. As discussed below, the New Options will be granted on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the date returned options are accepted for exchange and cancelled.

     If you do not remain an employee of NetManage or one of our subsidiaries from the date you return your options for exchange through the date your New Options are granted, you will not receive any New Options or any other payment or consideration in exchange for your returned options that have been accepted for exchange and cancelled. This will be the

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result regardless of the reason your employment terminated, reduction in force, whether as a result of voluntary resignation, involuntary termination, death or disability. (Page 14)

14.     WHAT IF I AM NOT AN EMPLOYEE OF NETMANAGE WHEN THE NEW OPTIONS ARE GRANTED?

     If you are not an employee of NetManage or one of our subsidiaries when New Options to which you would otherwise have been entitled are granted, you will not be granted any New Options.

     Your Eligible Options and your Required Options may currently be fully or partially vested. If you do not accept the Offer, when your employment with us ends, you generally will be able to exercise your existing options during the limited period specified in your option documents (usually three months), to the extent those options, if any, are vested on the day your employment ends. But, if you accept the Offer, your returned options will be cancelled, and you will not be eligible to receive New Options if you are not employed by us from the date you exchange your Eligible Options and Required Options through the grant date of the New Options. (Page 14)

15.     WHAT HAPPENS IF AFTER I RETURN MY OPTIONS FOR EXCHANGE I LEAVE NETMANAGE OR AM TERMINATED AS AN EMPLOYEE?

     The result depends on when the termination occurs:

     If your employment with us terminates for any reason prior to the expiration of the Offer (currently anticipated to occur on Friday, June 13, 2003 at 4.59 p.m., Pacific Time), your returned options will automatically be withdrawn and will be returned to you, and you may exercise those options in accordance with their terms to the extent you are vested in them. If your returned options are automatically withdrawn and returned to you, you will not receive any New Options.

     If your employment with us terminates for any reason after your returned options are accepted for exchange and cancelled but prior to the grant date of the New Options, you will not be entitled to receive a New Option or to have your cancelled options returned or to receive any payment for your cancelled options. You will lose the options that were returned for exchange. You will only be entitled to receive a New Option if you remain continuously employed by us through and including the date of grant of the New Option.

     If your employment terminates after the date of grant of the New Options, you will only be able to exercise the New Options to the extent they are vested and exercisable at the time of your termination, and you will only have the limited time period specified in the option agreement following your termination in which to exercise the vested portion of your New Options.

     Once your returned options have been accepted for exchange and cancelled, you will have no rights with respect to those options, and they will not be reissued or returned to you for any reason.

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     This offer does not change the nature of your employment with us, and does not create any obligation on the part of NetManage or any of our subsidiaries to continue your employment for any period. United States employees are “at will.” Your employment may be terminated by us or by you at any time, including prior to the grant date or vesting of the New Options, for any reason, with or without cause.

16.     HOW DOES A LEAVE OF ABSENCE IMPACT THIS OFFER?

     A leave of absence will not have any impact on the number of shares you may purchase under the New Options. However, like our other options, vesting under the New Options may be suspended for unpaid leave in excess of thirty (30) days in accordance with our employment policies in effect from time to time. If you are currently on leave, and the vesting of your options is suspended as described above, you may still participate in the Offer; however, if you accept the Offer, your New Options will not begin to vest until you return to work. If you return to work prior to the grant date of the New Options, you will begin vesting under the New Options on the grant date of the New Options. If you are still on leave when the New Options are granted, you will be granted your New Options at that time, but vesting will be suspended in accordance with our employment policies in effect from time to time. If a New Option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be cancelled. This policy may vary as required by law.

17.     WHEN WILL I RECEIVE MY NEW OPTIONS?

     We will grant the New Options on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the date we accept for exchange and cancel returned options. If we accept for exchange and cancel returned options on Friday, June 13, 2003, which is the scheduled Expiration Date of the Offer, the grant date of the New Options will be on or promptly after (but not later than 10 days after) December 16, 2003. (Page 21)

18.     WHY DOESN’T NETMANAGE GRANT THE NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the New Options to option holders participating in the Offer on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for at least six months and one day, we will not have to record such a compensation expense with respect to those options. (Page 36)

19.     WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

     The exercise price per share of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which the shares are then principally traded or quoted) on the date we grant the New Options. Accordingly, we cannot predict the exercise price of the New Options. The last reported sale price per share of our Common Stock on the Nasdaq National Market on May 15, 2003 was $2.10.

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     Because we will not grant New Options until on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the date we accept and cancel the options returned for exchange, the New Options may have a higher exercise price than some or all of your returned options. In addition, after the grant of the New Options, our Common Stock may trade at a price below the exercise price per share of those options. Depending on the exercise price of your returned options and other factors, the New Options may be less valuable than the options you return for exchange. We recommend that you obtain current market quotations for our Common Stock before deciding whether to exchange your options. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the grant date of the New Options or at any time in the future. (Page 21)

20.     WHEN WILL THE NEW OPTIONS VEST?

     On the date that your New Option is granted, that New Option will be vested and exercisable for the same number of shares of our Common Stock for which the corresponding option tendered in exchange was vested and exercisable on the date of its acceptance for exchange and cancellation. The New Option will vest and become exercisable for the balance of the option shares in accordance with same type of installment vesting schedule as in effect for the cancelled option, but measured from the grant date of the New Option, and no vesting credit will accordingly be provided for the period between the date your tendered option is cancelled and the date the New Option is granted.

     For example, suppose you exchange an option that; (i) is exercisable for a total of 4,800 shares (none of which have been previously exercised), (ii) vests over 48 months, at the rate of twenty-five percent (25%) of the shares vesting on the first anniversary date of grant and 1/48th of the shares vesting each month thereafter, and (iii) option was vested and exercisable for 2,400 shares on the date it is accepted for exchange and cancelled. In that situation, you would be granted a New Option (assuming a grant date of December 16, 2003) that covers; (i) 4,800 shares, (ii) is vested and exercisable for 2,400 shares immediately upon grant, (iii) will vest and become exercisable for the balance of the shares at the rate of 100 shares for each month of employment you complete with us from and after December 16, 2003, and (iv) will accordingly vest in full upon your continuation in employment with us through December 16, 2005 (24 months after the grant date of the New Option). (Page 15)

     If the option you return is not vested or exercisable for any shares at the time we accept it for exchange and cancellation, because it is subject to a requirement that you complete one year of employment with us before that option vests for any of the shares, then your New Option will not be exercisable for any shares when granted, but will become exercisable for 25% of the shares subject to that option when the sum of; (i) your period of employment with us between the grant date of your returned option and the date we cancel that option pursuant to the Offer, and (ii) the period of employment you complete with us after the grant date of the New Option issued in exchange for that option totals one year. The New Option will vest and become exercisable for the balance of the option shares in accordance with same type of installment vesting schedule as in effect for the remaining 75% of the shares subject to your cancelled option, but measured from the date that the New Option becomes exercisable for the first 25% installment.

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Accordingly, you will not receive any vesting credit for the period between the date your tendered option is cancelled and the date the New Option is granted.

21. WILL THE NEW OPTIONS BE DIFFERENT FROM MY ELIGIBLE OPTIONS AND MY REQUIRED OPTIONS?

     Yes.  Eligible Options and Required Options that were granted under our 1992 Plan will be replaced with New Options granted under our 1992 Plan and Eligible Options and Required Options that were granted under our 1999 Plan will be replaced with New Options granted under our 1999 Plan. Therefore, the New Options granted in exchange for your Eligible Options and your Required Options will have substantially the same terms and conditions as those options, except for the new exercise price, the new vesting schedule and a new ten (10) year maximum term. In addition, unless the New Option replaces a cancelled incentive stock option that was originally granted under the 1992 Plan and the New Option qualifies as an incentive stock option under U.S. tax 1aws, each New Option will be a non-statutory stock option for U.S. income tax purposes.

     New Options granted to employees located outside the United States may be subject to certain restrictions and limitations, which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States. (Page 37)

     22.     IF I EXCHANGE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE ADDITIONAL PROMOTION, MERIT OR OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     No. Unfortunately, if we were to grant you any options earlier than six months and one day after canceling your returned options, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of all options to those option holders whose options we accept for exchange and cancellation, we believe we will not have to record such a compensation expense with respect to those options. Accordingly, if we accept for exchange any of the options you return pursuant to the Offer, you will not be granted any other option grants, including without limitation any discretionary merit or promotion options that may be approved for you as part of a promotion or other merit review or adjustment, until on or after the grant date for your New Options. Thus, any promotion or other merit grant that may be approved for you would be delayed until the grant date for your New Options and would have an exercise price equal to the market price of our Common Stock on the date of grant. However, we may, at our sole discretion, make the vesting of that particular grant retroactive to the effective date of the promotion or merit increase. (Page 21)

     On the other hand, if you do not return for exchange any of your Eligible Options in the Offer, you may receive discretionary merit or promotion option grants prior to the date New Options are granted to others, and those options would have an exercise price equal to the last reported closing sale price on the date they are granted. As a result, participation in the option exchange Offer may affect the date, price and vesting of any promotional, merit or other discretionary grants that may be approved for you in the future. (Page 21)

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23.     WHAT HAPPENS IF NETMANAGE MERGES INTO OR IS ACQUIRED BY ANOTHER COMPANY?

     The consequence and effect of a merger or acquisition of NetManage will differ depending on the timing and form of the transaction:

     If we are acquired by another company prior to the expiration of the Offer, you may withdraw your returned options and exercise any rights you may have to acquire shares of our Common Stock under the existing agreements evidencing those options.

     If we are merged directly into another entity after your returned options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. In that event, the New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of shares subject to your Outstanding Options at the time of their cancellation, multiplied by the exchange ratio in effect for the exchange of shares of our Common Stock for shares of the surviving corporation in the merger. The exercise price would be based on the fair market value of the surviving corporation’s common stock on the grant date of the New Options.

     However, if we are acquired and become a subsidiary of the acquiring corporation after your returned options are accepted for exchange and cancelled but before the New Options are granted, our obligations in connection with the Offer would not automatically be assumed by the acquiring corporation. While we would seek to make provision in the merger agreement to have the acquiring corporation issue new options to purchase shares of its Common Stock in replacement of your Outstanding Options cancelled pursuant to the Offer, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options for the acquiring corporation’s Common Stock would be granted in the event of such an acquisition.

     If we merge into or are acquired by another company after the grant of the New Options, those options will vest and become exercisable in accordance with the terms of the 1992 Plan or the 1999 Plan, as applicable, and the terms of your new option agreement. (Page 33)

24.     WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you exchange any options pursuant to the Offer, you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the return for exchange or upon our acceptance and cancellation of the options. In addition, the grant of the New Options is not a taxable event under current U.S. law, and you will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of grant.

     All option holders, including those subject to taxation in a foreign jurisdiction, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisors as to the tax consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant’s circumstances. We have distributed with this Offer to Exchange short summaries of some of those consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the

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United States, you should review these summaries, and you should also consult your individual tax advisor before deciding whether or not to participate in the Offer. (Page 41)

25.     WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     If you are a United States resident employee and any of your Eligible Options and Required Options that were granted under the 1992 Plan are incentive stock options, your New Options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under U.S. tax laws on the date of grant (December 16, 2003, or shortly thereafter). One of the requirements for options to qualify as incentive stock options under U.S. tax laws is that the “value” of shares subject to incentive stock options that become exercisable by the option holder in any calendar year cannot exceed $100,000. The “value” of the shares is determined by multiplying the exercise price of the options by the number of shares subject to the options that vest in a calendar year. The excess value is deemed to be a non-qualified stock option.

     For example, if you return two Eligible Options that were both granted as incentive stock options under the 1992 Plan, each of which is fully vested, and each of which covers shares that on the date of grant of New Options have a value of $100,000 then only one of the New Options granted in exchange for those two incentive stock options will qualify as an incentive stock option.

     New Options that replace options that were not originally granted as incentive stock options under the 1992 Plan and New Options that replace any options originally granted under the 1999 Plan will be exchanged for non-qualified stock options. (Page 14)

26.     IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THIS OFFER?

     You will not be subject to current income tax if you do not elect to exchange your Eligible Options for New Options.

     We do not believe that the Offer will change any of the terms of your eligible incentive stock options if you do not accept the Offer. However, the IRS may characterize the Offer as a “modification” of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as non-qualified stock options.

     If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the Common Stock that you will receive when you exercise those options. (Page 41)

27.     WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     The Offer expires on Friday, June 13, 2003, at 4:59 p.m., Pacific Time, unless such offer is extended by us. (Page 15)

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     Although we do not currently intend to do so, we may, in our discretion extend the Offer at any time. If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the Offer period. (Page 43)

28.     HOW DO I EXCHANGE MY OPTIONS?

     If you decide to exchange your options, you must:

•	Properly complete the Election Form, in the form that we have provided, by indicating the particular options you are exchanging, including the Required Options.

•	Deliver, before 4:59 p.m., Pacific Time, on Friday, June 13, 2003, or, if the Offer is extended, before the expiration of the extended Offer, a properly completed and duly signed Election Form to: NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, CA 95014, Attn.: Donna Dury (you may fax the Election Form to (408) 342-7880, Attn: Donna Dury) or if outside the United States and Canada:

In Israel, Italy, France, and Spain to: Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (or by facsimile to: 972-4-8550122, Attn: Ronit Weizman);

In the United Kingdom to: Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (or by facsimile to: 44-146-755055);

In Germany and the Netherlands to: Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (or by facsimile to: 49-8104-9802-10, Attn: Heiko Eckstein).

We will not accept delivery of any Election Form (or Change of Election Form) after expiration of the Offer.

     If we do not receive a properly completed and duly executed Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options.

     We reserve the right to reject any or all returns of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, without limiting the rights we have to extend, terminate or amend the Offer, we intend to accept all properly and timely returned Eligible Options and Required Options that are not validly withdrawn, and we will cancel those options promptly after the Expiration Date of the Offer. (Page 18)

     If you exchange any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation.

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29.     DOESN’T REPRICING OPTIONS CREATE NEGATIVE ACCOUNTING CONSEQUENCES FOR NETMANAGE?

     Traditional re-pricings of options where the surrendered option was immediately replaced with a new option or the exercise price of the old option was simply reduced require a compensation expense to be recorded against a company’s earnings. Incurring such an expense may reduce our reported income over an extended period of time. In general, this makes traditional re-pricings impractical. However, an option exchange program that defers the grant of new options for at least six months and one day after the cancellation of the returned options, requires optionees to exchange Required Options, and sets the exercise price of the new options on the new date of grant, does not cause the company to record a compensation expense with respect to those options.

30.     DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY RETURNED OPTIONS?

     You may withdraw your returned options at any time before 4:59 p.m., Pacific Time, on Friday, June 13, 2003. If the Offer is extended by us beyond that time, you may withdraw your returned options at any time until the extended expiration of the Offer. However, you may not withdraw any Required Option unless you also withdraw all of the other options you have returned pursuant to the Offer.

     To withdraw your returned options, you must deliver to us a Change of Election Form or a written notice of withdrawal, or, in either case, a facsimile thereof, with the required information while you still have the right to withdraw the returned options. Once you have withdrawn your options, you may re-submit those options for exchange only by submitting another Change of Election Form with the required information in accordance with the procedures described in the Offer to Exchange and the Change of Election Form prior to the expiration of the Offer. (Page 19)

31.     WHAT DOES NETMANAGE THINK OF THE OFFER?

     Although our Board of Directors has approved the Offer, neither our Board of Directors, nor NetManage makes any recommendation as to whether you should return your options for exchange or refrain from returning your options for exchange. You must make your own decision whether to exchange options taking into account your own personal circumstances and preferences. Our executive officers are eligible to participate in the Offer. Non-employee members of our Board of Directors are not eligible to participate in the Offer. (Page 14)

32.     WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

     The commencement date of the Offer is Friday, May 16, 2003.

     The Offer expires at 4:59 p.m., Pacific Time, on Friday, June 13, 2003.

     The New Options will be granted on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the cancellation date of the returned options.

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33.     WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance in the United States or Canada, you should contact:

                         Steve Mitchell or Donna Dury
                         Legal Department
                         NetManage, Inc.
                         10725 N. De Anza Blvd.
                         Cupertino, CA 95014
                         (telephone: (408) 342-7114 or (408) 342-7704)
                         (facsimile: (408) 342-7880)
                         (email: steve.mitchell@netmanage.com or donna.dury@netmanage.com)

or:

In Israel, Italy, France, and Spain: Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (telephone: 972-4-8130111 or email: ronit.weizman@netmanage.co.il);

In the United Kingdom: Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (telephone 44-1462-755050 or email: nick.still@netmanage.co.uk);

In Germany and the Netherlands: Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (telephone: 49-8104-8902-0 or email: ).

     We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any representation or gives you any information different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning your options for exchange pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

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THE OFFER

1.     NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer, we will exchange, for New Options to purchase shares of our Common Stock under the 1992 Plan or 1999 Plan, all Eligible Options and Required Options that are properly submitted, in accordance with Section 4 and that are not validly withdrawn in accordance with Section 5 before the “Expiration Date,” as defined below. Eligible Options and Required Options that were granted under our 1992 Plan will be replaced with New Options granted under our 1992 Plan, and Eligible Options and Required Options that were granted under our 1999 Plan will be replaced with New Options granted under our 1999 Plan.

     Eligible Options are all options held by current employees of NetManage (except as described below) or our subsidiaries with an exercise price per share of $1.50 or more that are outstanding under the 1992 Plan or the 1999 Plan. Required Options are all options, including Eligible Options, granted to you on or after November 15, 2002 under the 1992 Plan and the 1999 Plan, regardless of exercise price. If you choose to exchange any Eligible Options pursuant to the Offer, you must exchange all of your Required Options. By exchanging any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Required Options with an exercise price per share below $1.50 may not be returned for exchange unless you return at least one Eligible Option, in which case the Required Option must be returned for exchange. Our employees who are working in positions that are not exempt from the overtime requirements of the Fair Labor Standards Act, and regulations thereunder and, if and as applicable, comparable provisions of the law of the state in which the employee works, or who are working in positions that we have classified as not exempt (whether or not such classification is upheld on governmental, judicial or other review) are not eligible to participate in the Offer. Non-U.S. employees should refer to the applicable addenda attached hereto. Non-employee members of our Board of Directors are not eligible to participate in the offer. Our executive officers are eligible to participate in the offer.

     If you return Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you return and we accept for exchange and cancellation, a New Option for the same number of shares purchasable under the returned option at the time of its cancellation. The New Options will be granted on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the date returned options are accepted for exchange and cancelled. In addition, New Options will be non-statutory options for U.S. tax purposes, except to the extent that the New Option replaces an option that was originally granted under the 1992 Plan as an incentive stock option. In this case, the replacement New Option will be an incentive stock option to the extent permitted by U.S. tax laws.

     If you do not remain an employee of NetManage or one of our subsidiaries from the date you return options for exchange through the date we grant the New Options, you will not receive any New Options, or any other payment or consideration, in exchange for your returned options that have been accepted and cancelled, regardless of how or why your employment terminated.

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     If you return any of your Eligible Options and your Required Options for exchange and we accept such options for exchange, we will grant you New Options under either the 1992 Plan or the 1999 Plan, pursuant to a new stock option agreement. The exercise price of the New Options will be equal to the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which our shares are then traded or quoted) on the date of grant. The returned options which we accept for exchange pursuant to the Offer will be cancelled, and you will have no further right or entitlement to purchase shares of our Common Stock pursuant to those cancelled options.

     On the date that your New Option is granted, that New Option will be vested and exercisable for the same number of shares of our Common Stock for which the corresponding option tendered in exchange was vested and exercisable on the date of its acceptance for exchange and cancellation. The New Option will vest and become exercisable for the balance of the option shares in accordance with same type of installment vesting schedule as in effect for the cancelled option, but measured from the grant date of the New Option, . Accordingly, no vesting credit will be provided for the period between the date your tendered option is cancelled and the date the New Option is granted.

     If the option you return is not vested or exercisable for any shares at the time we accept it for exchange and cancellation, because it is subject to a requirement that you complete one year of employment with us before that option vests for any of the shares, then your New Option will not be exercisable for any shares when granted, but will become exercisable for 25% of the shares subject to that option when the sum of (i) your period of employment with us between the grant date of your returned option and the date we cancel that option pursuant to the Offer and (ii) the period of employment you complete with us after the grant date of the New Option issued in exchange for that option totals one year. The New Option will vest and become exercisable for the balance of the option shares in accordance with same type of installment vesting schedule as in effect for the remaining 75% of the shares subject to your cancelled option, but measured from the date the New Option becomes exercisable for the first 25% installment. Accordingly, you will not receive any vesting credit for the period between the date your tendered option is cancelled and the date the New Option is granted.

     There will also be a new exercise price and a new ten-year maximum term for the New Option and, unless the New Option replaces a cancelled incentive stock option that was originally granted under the 1992 Plan and the New Option qualifies as an incentive stock option under U.S. tax laws, each New Option will be a non-statutory stock option for U.S. income tax purposes. In addition, any New Options granted to employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States.

     The term “Expiration Date” means 4:59 p.m., Pacific Time, on Friday, June 13, 2003, unless and until we, in our discretion, have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

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     If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for a period of at least ten business days after the date of such notification:

     (1)  we increase or decrease the amount of consideration offered for the options;

     (2)  we decrease the number of options eligible to be exchanged in the Offer; or

     (3)  we increase the number of options eligible to be exchanged in the Offer by an amount that exceeds 2% of the total number of shares of our Common Stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

     For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time, and a “trading day” means any business day on which a last sale price of our Common Stock is reported on the Nasdaq National Market or other market on which our shares are quoted or traded.

2.     PURPOSE OF THE OFFER.

     We issued the options outstanding under the Company Plans to provide our employees an opportunity to acquire or increase their ownership interest in NetManage, thereby creating a stronger incentive for them to continue their employment with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. For this reason, we believe these options do not effectively retain and motivate our employees, and are unlikely to be exercised in the foreseeable future. By making the Offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our Common Stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and thereby provide them with a more meaningful incentive to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time we may be engaged in discussions or negotiations with respect to various corporate transactions. We annually grant stock options to executive officers and have not yet completed this process for the current fiscal year. We also grant options in the ordinary course of business to our current and new employees as well as provide them with the opportunity to make periodic purchases of our Common Stock pursuant to the formula provisions of our Employee Stock Purchase Plan. Subject to the foregoing, and except as otherwise disclosed in the Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

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     (a)  an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

     (b)  any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     (c)  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d)  any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment, other than the following; Carol Montgomery Adams, Vice President Marketing joined the Company on April 28, 2003, Michael O’Leary, Senior Vice President of Worldwide Sales left the Company on May 15, 2003, and Bertram Rankin, Vice President Marketing who left the Company on May 15, 2003;

     (e)  any other material change in our corporate structure or business;

     (f)  our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     (g)  our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h)  the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i)  the acquisition by any person of any of our securities or the disposition of any of our securities, other than periodic purchases by us in the open market of our Common Stock pursuant to our stock repurchase program announced on October 4, 2001; or

     (j)  any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither our Board of Directors nor NetManage makes any recommendation as to whether you should return your options for exchange, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer to Exchange and to consult your own investment, legal and tax advisors. You must make your own decision whether to return your options for exchange taking into account your own personal circumstances and preferences.

3.     STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED.

     All Eligible Options that you do not choose to return for exchange or which we do not accept for exchange and cancel pursuant to the Offer will remain outstanding, and you will continue to hold such options in accordance with their terms.

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4.     PROCEDURES FOR EXCHANGING OPTIONS.

     Proper Return of Options. To validly return your options for exchange pursuant to the Offer, you must properly complete, duly execute and deliver to us the Election Form, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at: NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, CA 95014, Attn: Donna Dury (Fax number 408-342-7880), before the Expiration Date, or if outside the United States or Canada:

In Israel, Italy, France, and Spain: to Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (or by facsimile to: 972-4-8550122, Attn: Ronit Weizman);

In the United Kingdom to: Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (or by facsimile to: 44-146-755055);

In Germany and the Netherlands to: Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (or by facsimile to: 49-8104-9802-10, Attn: Heiko Eckstein).

     If you deliver an Election Form and then decide to return additional Eligible Options, you must properly complete, duly execute and deliver to us a Change of Election Form, or a facsimile thereof, before the Expiration Date. If the Offer is extended by us, you must deliver these documents before the extended Expiration Date of the Offer. We will not accept delivery of any Election Form or Change of Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you prior to the expiration of the Offer, we will not accept any of your options for exchange and you will not be granted any New Options.

     Except in accordance with the next sentence, an Election Form or Change of Election Form must be executed by the appropriate option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of authority of such person to act in such capacity must be indicated on the Election Form or Change of Election Form.

     The method of delivery of all documents, including election forms, change of election forms and any other required documents, is at the election and risk of the tendering option holder. However, we will only accept paper delivery, and therefore delivery by email will not be accepted. If delivery is by mail, we recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

     If you return for exchange any Eligible Option pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. Nevertheless, you must still properly complete the Election Form.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of

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documents and the validity, form, eligibility (including time of receipt), and acceptance of any return of options, and all questions as to the number of shares subject to Eligible Options or Required Options or to be subject to New Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all returns of options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form, or that we determine are unlawful to accept. Otherwise, we intend to accept properly and timely returned options which are not validly withdrawn in accordance with Section 5 of the Offer (Page 19). We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Election Form or change of Election Form with respect to any particular options or any particular option holder. No Election Form or Change of Election Form will be deemed to have been properly submitted until all defects or irregularities have been cured by the participating option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in an Election Form, nor will anyone incur any liability for failure to give any such notice. We will not accept for exchange options held by non-employee members of our Board of Directors or our employees working in positions that are not exempt from the overtime requirements of the Fair Labor Standards Act, and regulations thereunder and, if and as applicable, comparable provisions of the law of the state in which the employee works for us, or who are working in positions that we have classified as not exempt (whether or not such classification is upheld on governmental, judicial or other review).

     Our Acceptance Constitutes an Agreement. Your return for exchange of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for exchange of the options returned by you pursuant to the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

     Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly returned options that have not been validly withdrawn.

5.     WITHDRAWAL RIGHTS.

     You may only withdraw your returned options in accordance with the provisions of this Section 5. If your employment with us terminates prior to the expiration of the Offer, your returned options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination, but only during the limited period for which those options remain exercisable following your termination.

     You may withdraw your returned options at any time before 4:59 p.m., Pacific Time, on Friday, June 13, 2003. If the Offer is extended by us beyond that time, you may withdraw your returned options at any time until the extended Expiration Date of the Offer. In addition, unless we accept your returned options for exchange before 4:59 p.m., Pacific Time, on Friday, June 13, 2003, you may withdraw your returned options at any time thereafter until they are accepted and cancelled.

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     To validly withdraw your returned options, you must deliver to us at: Legal Department, NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, CA 95014, Attn: Donna Dury (Fax (408) 342-7880), or alternatively, if outside the United States and Canada:

In Israel, Italy, France, and Spain to: Ronit Weizman, NetManage, Inc., Matam Advanced Technology Ctr., Building 9, Haifa, 31905, Israel (or by facsimile to: 972-4-8550122, Attn: Ronit Weizman);

In the United Kingdom to: Nick Still, NetManage, Inc., 2nd Floor, Lyon Court, Walsworth Road, Hitchin, Hertfordshire, SG4-9SX, United Kingdom (or by facsimile to: 44-146-755055);

In Germany and the Netherlands to: Heiko Eckstein, NetManage, Inc., Muhlweg 2, D-82054 Saurlach, Germany (or by facsimile to: 49-8104-9802-10, Attn: Heiko Eckstein);

     A properly completed and executed Change of Election Form or a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the returned options. If you deliver a written notice of withdrawal rather than a Change of Election Form, the notice of withdrawal must specify the name of the option holder who returned the options to be withdrawn, the grant date, exercise price, and the number of shares subject to the option to be withdrawn. We will not accept delivery of a change of election form or notice of withdrawal by email.

     Although you may withdraw some, but not all, of your returned options, you may not withdraw only a portion of a particular returned option. In addition, you may not withdraw any Required Options unless you also withdraw all of your Eligible Options.

     Except in accordance with the next sentence, a Change of Election Form or written notice of withdrawal must be executed by the option holder who returned the options to be withdrawn. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly returned for purposes of the Offer, unless you properly re-submit those options for exchange before the Expiration Date by submitting a Change of Election Form in accordance with the procedures described in Section 4.

     Neither NetManage nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

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6.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we intend to accept Eligible Options and Required Options for exchange and cancellation if properly returned and not withdrawn before the Expiration Date. If your returned options are accepted for exchange and cancelled on Friday, June 13, 2003, the scheduled Expiration Date of the Offer, you will be granted your New Options on or promptly after (but not later than 10 days after) December 16, 2003, which is the first trading day that is six months and one day after the date returned options are expected to be accepted for exchange and cancelled. If we extend the date by which we must accept and cancel options properly returned, you will be granted New Options on a subsequent trading day that is on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the extended date of acceptance and cancellation of returned options.

     If we accept for exchange any of the options you return pursuant to the Offer, you will not be granted any other option grants, including without limitation, any discretionary merit or promotion options that may be approved for you as part of a promotion or other merit review or adjustment, until the grant date for your New Options. Thus, any promotion or other merit grant that may be approved for you would be delayed until on or after the grant date for your New Options. However, we may, in our discretion, make the vesting of that particular option retroactive to the effective date of the promotion or merit increase. The exercise price of each such grant will be the last reported sale price of our Common Stock on the Nasdaq National Market (or such other market on which our shares are then principally traded or quoted) on the date those options are granted. As a result, the date on which the exercise price of those options is determined will depend on whether or not you choose to accept the Offer with respect to any of your Eligible Options, and consequently, the exercise price may be affected.

     On the other hand, if you do not return for exchange any of your Eligible Options in the Offer, you may receive discretionary merit or promotion option grants prior to the date New Options are granted to those who participate in the Offer, and those options, if granted, would have an exercise price equal to the closing sale price on the date they are granted. As a result, participation in the Offer may affect the grant date, price and vesting of any promotional, merit, or other discretionary grants that may be approved for you in the future.

     If you return Eligible Options and Required Options, you will receive, in exchange for each Eligible Option and each Required Option that you return and we accept for exchange and cancellation, a New Option for the same number of shares that are subject to the returned option. Thus, for example, for every one hundred (100) shares of Common Stock that are purchasable under an Eligible Option or Required Option returned for exchange, your New Option will provide you with the right to purchase one hundred (100) shares of Common Stock in accordance with the applicable vesting schedule.

     If you are a United States resident employee and any of your Eligible Options and Required Options that were granted under the 1992 Plan are incentive stock options, your New Options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under U.S. tax laws on the date of grant. One of the requirements for

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options to qualify as incentive stock options under U.S. tax laws is that the “value” of shares subject to incentive stock options that become exercisable by the option holder in any calendar year cannot exceed $100,000. The “value” of the shares is determined by multiplying the exercise price of the options by the number of shares subject to the options that vest in a calendar year. The excess value is deemed to be a non-qualified stock option.

     For example, if you return two Eligible Options that were both granted as incentive stock options under the 1992 Plan, each of which is fully vested, and each of which covers shares that on the date of grant of New Options have a value of $100,000 then only one of the New Options granted in exchange for those two incentive stock options will qualify as an incentive stock option.

     New Options that replace options that were not originally granted as incentive stock options under the 1992 Plan and New Options that replace any options originally granted under the 1999 Plan will be exchanged for non-qualified stock options. (Page 14)

     If you do not remain an employee of NetManage or one of our subsidiaries from the date you return your options for exchange through the date we grant the New Options, you will not receive any New Options or any other payment or consideration in exchange for your returned options that have been accepted for exchange and cancelled, regardless of how or why your employment terminated. The Offer does not change the “at-will” nature of your employment with us, and your employment may be terminated by us or you at any time, including prior to the grant date or vesting of the New Options, for any reason with or without cause.

     Consequences of NetManage Being Acquired. If we are acquired by another company prior to the expiration of the Offer, you may withdraw your returned options and exercise any rights you may have to acquire shares of our Common Stock under the existing agreements evidencing those options.

     If we are merged directly into another entity after your returned options are accepted for exchange and cancelled but before the New Options are granted, the surviving corporation would automatically assume our obligations with respect to the Offer. In that event, the New Options would be options to purchase shares of the surviving corporation. The number of shares would be equal to the number of shares subject to your exchanged Options at the time of their cancellation, multiplied by the exchange ratio in effect for the exchange of shares of our Common Stock for shares of the surviving corporation in the merger. The exercise price would be based on the fair market value of the surviving corporation’s Common Stock on the grant date of the New Options.

     However, if we are acquired and become a subsidiary of the acquiring corporation after your returned options are accepted for exchange and cancelled but before the New Options are granted, our obligations in connection with the Offer would not automatically be assumed by the acquiring corporation. While we would seek to make provision in the merger agreement to have the acquiring corporation issue new options to purchase shares of its common stock in replacement of your exchanged Options cancelled pursuant to the Offer, we cannot guarantee what, if any, provision would be made. As a result, we cannot guarantee that any New Options

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for the acquiring corporation’s common stock would be granted in the event of such an acquisition.

     If we merge into or are acquired by another company after the grant of the New Options, those options will vest and become exercisable pursuant to the terms of the applicable Company Plan and the new option agreement

     Partial Tenders. You are not required to accept the Offer. However, if you choose to return any Eligible Options for exchange, you must return all of your Required Options. With respect to your Eligible Options that are not Required Options, you may choose to exchange one option in its entirety and not exchange another. You may not exchange less than all of a particular outstanding option.

     For example, if you have received, in each case on or before November 15, 2002, two Eligible Options, you may choose to exchange neither of these Eligible Options, both of these Eligible Options, or one of these Eligible Options. However, if you wish to exchange an Eligible Option, you may not exchange anything less than that entire option to the extent outstanding. If you have exercised an Eligible Option in part, the option is outstanding only to the extent of the unexercised portion of the option.

     If one of the two Eligible Options in the above example is also a Required Option, then you may choose to return neither option, both options or only the Required Option, You may not choose to return the option granted prior to November 15, 2002 unless you also return the option granted on or after that date—the Required Option.

     If you were granted an Eligible Option that was divided into an incentive stock option (“ISO”) and a non-statutory option (“NSO”) because of the rules limiting the amount of incentive stock options you could receive, we treat these as separate options and you may choose to exchange both options, neither of them or either one. However, if these two options are also Required Options, then you can either exchange both of them or neither of them; you cannot exchange only one of them.

     Should you choose to return any options for exchange, you will be required to indicate in the Election Form the particular options that you are exchanging, including any Required Options. If you return for exchange any Eligible Options pursuant to the Offer, you will automatically be deemed to have returned all of your Required Options for exchange and cancellation. This does not change your responsibility to properly complete the Election Form.

     Acceptance of Options Returned for Exchange. For purposes of the Offer, we will be deemed to have accepted options that are validly returned for exchange and are not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate, or amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly returned options that are not validly withdrawn. When we accept your returned options for exchange and we cancel those options, you will have no further rights with respect to those options or under their corresponding stock option agreements. By returning options, you agree that the applicable stock option agreements will terminate upon our cancellation of your returned

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options. After we accept and cancel returned options, we will send each participating option holder a notice indicating the number of shares subject to the options that we have accepted and cancelled, the number of shares that will be subject to the New Options and the expected grant date of the New Options.

7.	CONDITIONS OF THE OFFER.

     We will not accept for exchange options held by non-employee members of our Board of Directors or our employees working in positions that are not exempt from the overtime requirements of the Fair Labor Standards Act, and the regulations thereunder and, if and as applicable, comparable provisions of the law of the state in which the employee works for us, or who are working in positions that we have classified as not exempt (whether or not such classification is upheld on governmental, judicial or other review). In addition, notwithstanding any other provision of the Offer, we are not required to accept any options returned to us for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options returned to us, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after May 16, 2003 and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options returned to us for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal, or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of NetManage or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us or you;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or issuance of New Options for, some or all of the returned options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the returned options;

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(3) materially impair the benefits we hope to receive as a result of the Offer; or

(4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of NetManage or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(c) there shall have occurred:

(1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3) the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5) any significant decrease in the market price of the shares of our Common Stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of NetManage or our subsidiaries or on the trading in our Common Stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

(6) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration, escalation of worsening thereof;

(7) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on May 16, 2003;

(d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

(e) a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of

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more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 16, 2003;

(2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 16, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock;

(3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(f) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries.

     The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time, and from time to time, prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer and whether or not we provide notice of such waiver. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     There is no established trading market for options, including Eligible Options and Required Options, granted under the 1992 Plan or the 1999 Plan, and there will be no established trading market for any New Options that may be granted.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol “NETM.” The following table shows, for the periods indicated, the high and low sales prices per share of our Common Stock as reported by the Nasdaq National Market. On September 3, 2002 we effected a 7-for-1 reverse stock split. All information set forth herein has been adjusted to account for such reverse split.

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Quarter Ended	High	Low

Fiscal Year 2003

June 30, 2003 (through May 15, 2003)	2.18	1.07

March 31, 2003	2.75	1.16

Fiscal Year 2002

December 31, 2002	$3.60	$0.73

September 30, 2002	5.53	0.80

June 30, 2002	7.35	3.15

March 31, 2002	10.01	4.69

Fiscal Year 2001

December 31, 2002	$9.31	$1.61

September 30, 2002	5.81	1.26

June 30, 2002	8.05	4.20

March 31, 2002	16.87	6.37

     As of May 15, 2003, the last reported sale price of our Common Stock, as reported by the Nasdaq National Market, was $2.10 per share.

     Our stock price has been, and in the future will likely continue to be, highly volatile and could continue to decline. Our stock price could also rise prior to the grant of the New Options and thereafter fall. The trading price of our Common Stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, including companies providing Internet services and solutions, and that have often been unrelated or disproportionate to the operating performance of these companies. The New Options will not be granted until a trading date that is at least six months and one day after (but not later than 10 days after) the date your returned options are accepted and cancelled. The exercise price of the New Options will be the last reported sale price of our Common Stock reported on the Nasdaq National Market (or such other market on which our shares are then principally traded or quoted) on the date they are granted. The exercise price of the New Options may be higher than the exercise price of your returned options. In addition, our Common Stock may thereafter trade at prices below the exercise price of the New Options. Depending on the exercise price of your returned options and other factors, your New Options may be less valuable than your returned options.

     We recommend that you obtain current market quotations for our Common Stock before deciding whether to return your options for exchange. At the same time, you should consider that the current market price of our Common Stock may provide little or no basis for predicting what the market price of our Common Stock will be on the grant date of the New Options or at any time in the future.

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9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

     Consideration. The New Options to be issued in exchange for Eligible Options and Required Options properly returned and accepted for exchange and cancelled by us will be stock options issued under our 1992 Plan or 1999 Plan. For each exchanged Eligible Option or Required Option, you will receive a New Option for the same number of shares of Common Stock subject to the exchanged option at the time of its cancellation.

     If we receive and accept for exchange all Eligible Options and Required Options outstanding as of April 30, 2003, we will grant New Options to purchase approximately 744,531 shares of our Common Stock. If all Eligible Options and Required Options are properly returned and accepted for exchange and cancelled, the Common Stock issuable upon exercise of the New Options granted in exchange will equal approximately 8.64% of the total shares of our Common Stock outstanding as of April 30, 2003. The shares of Common Stock subject to returned options granted under the 1999 Plan that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 1999 Plan. The shares of Common Stock subject to returned options granted under the 1992 Plan that are accepted for exchange and cancelled will, after such cancellation, be available for re-grant and issuance under the 1992 Plan. Eligible Options and Required Options that were granted under our 1992 Plan will be replaced with New Options granted under our 1992 Plan and Eligible Options and Required Options that were granted under our 1999 Plan will be replaced with New Options granted under our 1999 Plan.

     Terms of New Options. The New Options will be stock options granted under either the 1992 Plan or the 1999 Plan and will be evidenced by new stock option agreements between us and each option holder who returns options for exchange in the Offer and whose returned options we accept for exchange and cancel.

     The New Options will be either incentive stock options or non-qualified stock options depending on the cancelled option that the New Option replaces and applicable U.S. tax laws. Please read “U.S. Federal Income Tax Treatment of Options” below and Section 15 for a discussion of the potential tax consequences of options for U.S. employees and the applicable addendum for non-U.S. employees.

     The New Options granted to employees located outside the United States may be subject to certain restrictions and limitations which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement may be required for New Options granted to employees located outside the United States.

     The grant of New Options pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of stock options or benefits in lieu of stock options. The grant of options will not form a part of compensation for purposes of calculating any benefits upon termination of employment.

     The following descriptions of our 1999 Plan and our 1992 Plan and the new stock option agreement under each is a summary of the principal provisions of those documents but is not complete. The descriptions are subject to, and qualified in their entirety by reference to, all

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provisions of the 1999 Plan and 1992 Plan, as applicable, and the form of stock option agreement. The complete 1999 Plan document and 1992 Plan document has been filed herewith. The forms of stock option agreements and related notice of stock option grant which will be used for the New Options to be granted in the exchange program are being filed with the U.S. Securities and Exchange Commission as exhibits to the Schedule TO. Please contact us at: Legal Department, NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, CA 95014, (telephone (408) 973-7171), to receive a copy of the 1999 Plan document, the 1992 Plan document, or the forms of stock option agreements or notice of stock option grant. We will promptly furnish you copies of these documents at our expense.

Summary Description of the 1999 Plan.

     Administration. The 1999 Plan may be administered by our Board of Directors or by a committee of our Board. The Board of Directors or a committee thereof acting in such administrative capacity (the “Plan Administrator”) has complete discretion (subject to the provisions of the 1999 Plan) to authorize option grants under the 1999 Plan.

     The term plan administrator, as used in this summary, will mean our Board of Directors or any committee thereof, to the extent each such entity is acting within the scope of its administrative authority under the 1999 Plan.

     Share Reserve. As of April 30, 2003, an aggregate of 571,429 shares of our Common Stock had been reserved for issuance over the ten (10) year term of the 1999 Plan.

     Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1999 Plan.

     Changes in Capitalization. In the event any change is made to the outstanding shares of our Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate structure effected without the our receipt of consideration, appropriate adjustments will be made to: (i) the maximum number and class of securities issuable under the 1999 Plan; and (ii) the number and class of securities and the exercise price per share in effect under each outstanding option.

     Eligibility. Options may be granted to officers and employees in our employ, or in the employ of any parent or subsidiary company, to members of our Board of Directors, and to independent consultants who provide services to us, our parent, or subsidiary companies. However, not more than 50% of the shares authorized for issuance under the 1999 Plan may be issued pursuant to option grants made to our officers or the members of our Board of Directors.

     Valuation. The fair market value per share of our Common Stock on any relevant date under the 1999 Plan will be the closing selling price per share on that date on the Nasdaq National Market or other such Market on which our shares are trading. On May 15, 2003, the closing selling price per share was $2.10.

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Option Grants

     Price and Exercisability. Options may be granted under the 1999 Plan at an exercise price per share determined by the Plan Administrator, but in no event less than the fair market value per share of our Common Stock on the grant date. The granted options generally have a term of ten (10) years, or as otherwise determined by the Plan Administrator, subject to earlier termination upon the optionee’s cessation of service. The options will generally become exercisable in a series of installments over the optionee’s period of service with us or our parent or subsidiary companies.

     The exercise price may be paid in cash, in shares of our Common Stock or in such other form of consideration as determined by the Plan Administrator. Vested options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

     The shares of our Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by us, at the original exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and may at any time cancel the Company’s outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

     No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee’s lifetime pursuant to terms and conditions deemed appropriate by the Plan Administrator.

     Termination of Service. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

     Acceleration. In the event of: (i) a merger or consolidation in which we are not the surviving corporation; (ii) a reverse merger in which we are the surviving corporation but the shares of our Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other forms of property; or (iii) any other capital reorganization in which more than fifty percent (50%) of our outstanding voting shares are exchanged, then each outstanding option under the 1999 Plan, will automatically vest on an accelerated basis and

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become exercisable for all of the option shares at least ten (10) days prior to the closing of such transaction, and all unvested shares issued under the 1999 Plan will immediately vest. In no event will any such accelerated vesting occur if the primary purpose of the transaction is to reincorporate us in another jurisdiction.

     Amendment and Termination. The Board may amend or modify the 1999 Plan in any or all respects whatsoever, but no such amendment may adversely affect any outstanding option under the Plan without the holder’s consent. The Board may terminate the 1999 Plan at any time, and the 1999 Plan will in all events terminate on April 1, 2012.

Summary Description of the 1992 Plan.

     Administration. The 1992 Plan may be administered by our Board of Directors or by a committee of our Board. The Plan Administrator has complete discretion (subject to the provisions of the 1992 Plan) to authorize option grants under the 1992 Plan.

     The term “Plan Administrator,” as used in this summary description of the 1992 Plan, will mean our Board of Directors or any committee thereof, to the extent each such entity is acting within the scope of its administrative authority under the 1992 Plan.

     Share Reserve. As of April 30, 2003, an aggregate of 2,332,899 shares of our Common Stock has been reserved for issuance over the term of the 1992 Plan.

     Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1992 Plan. Unvested shares issued under the 1992 Plan and subsequently cancelled or repurchased by us pursuant to our repurchase rights under the 1992 Plan at a price per share not greater than the original exercise price paid per share will also be available for subsequent issuance under the 1992 Plan.

     Changes in Capitalization. In the event any change is made to the outstanding shares of our Common Stock by reason of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure, appropriate adjustments will be made to: (i) the maximum number and class of securities issuable under the 1992 Plan; (ii) the maximum number of shares by which the share reserve may increase annually; (iii) the maximum number of options that may be awarded to any person during a calendar year; and (iv) the number and class of securities and the exercise price per share in effect under each outstanding option.

     Eligibility. Incentive stock options may be granted under the 1992 Plan to officers and employees in our employ or in the employ of any of our parent or subsidiary companies. Non-statutory stock options may be granted under the 1992 Plan to officers and employees in our employ or in the employ of any parent or subsidiary company, to members of our Board of Directors and to independent consultants who provide services to us, our parent, or subsidiary companies. However, no employee is allowed to be granted options under the 1992 Plan covering more than 400,000 shares of our Common Stock in any calendar year.

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     Valuation. The fair market value per share of our Common Stock on any relevant date under the 1992 Plan will be the closing selling price per share on that date on the Nasdaq National Market or other such Market on which our shares are trading. On May 15, 2003, the closing selling price per share of our Common Stock was $2.10.

Option Grants

     Price and Exercisability. Incentive stock options may be granted under the 1992 Plan at an exercise price per share determined by the Plan Administrator, but in no event less than the fair market value per share of our Common Stock on the grant date. However, if an individual owns, or is deemed to own under the Internal Revenue Code, more than 10% of the total combined voting power of all classes of our stock or that of any of our parent or subsidiary companies, any incentive stock option granted under the 1992 Plan to such individual must have an exercise price per share not less than 110% of the fair market value per share of our Common Stock on the grant date and such option must be exercised within five (5) years of the grant date. In addition, to the extent that the aggregate fair market value (determined at the time of grant) of our Common Stock with respect to which incentive stock options are exercisable for the first time by any optionee under all of our option plans and those of our parent and subsidiary companies exceeds $100,000, the options or portions thereof exceeding such limit will be treated as non-statutory stock options. Non-statutory stock options may be granted under the 1992 Plan at an exercise price per share determined by the Plan Administrator, but in no event less than 85% of the fair market value per share of our Common Stock on the grant date. Except as otherwise described above, the granted options generally have a term of ten (10) years, or such shorter term as otherwise determined by the Plan Administrator, subject to earlier termination upon the optionee’s cessation of service. The options will generally become exercisable in a series of installments over the optionee’s period of service with us or our parent or subsidiary companies.

     The exercise price may be paid in cash, in shares of our Common Stock or in such other form of consideration as determined by the Plan Administrator. Vested options may also be exercised through a same-day sale program pursuant to which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

     The shares of our Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by us, at the original exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and may at any time cancel the Company’s outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

     No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee’s lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the

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optionee’s lifetime pursuant to a divorce, as a gift to one or more members of the optionee’s family, to a trust in which the optionee and/or one or more such family members hold more than a 50% interest or to an entity in which one or more such family members own more than 50% of the voting interests.

     Termination of Service. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. In the case of non-statutory options, the Plan Administrator will have discretion to determine the period of exercisability after cessation of service but in no event will such period extend later than the expiration of the term of the option as set forth in the option agreement. In the case of incentive stock options, the Plan Administrator shall determine the period of exercisability after cessation of service at the time the option is granted and such period shall not exceed three (3) months. The three month period extends to twelve (12) months if the optionee’s services cease as a result of his or her death or disability.

Acceleration.

     Change of Control. In the event of a change of control, as defined below, each option outstanding under the 1992 Plan will automatically vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the effective date of the change of control, unless (i) such option is assumed or otherwise continued by the successor corporation or its parent, (ii) such option is replaced with a cash incentive program of the successor corporation which preserves the economic value of unexercisable options existing at the time of the change of control and provides for subsequent payout in accordance with the same vesting schedule applicable to those option shares; or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant.

     The Plan Administrator may at any time provide that one or more options will automatically accelerate and become fully exercisable in connection with a change of control, whether or not those options would otherwise be assumed or continue in full force and effect pursuant to the terms of the change of control. Similarly, the Plan Administrator may at any time provide that one or more of the Company’s repurchase rights shall not be assignable in connection with a change of control and shall terminate upon consummation of such change of control.

     In addition, the Plan Administrator may at any time provide that one or more options will automatically accelerate upon an involuntary termination of the optionee’s service within a designated period that does not exceed eighteen (18) months following the completion of a change of control in which those options do not otherwise accelerate. Any options so accelerated will remain exercisable for fully-vested shares until the earlier of the expiration of the option term or one year from the date of the involuntary termination. Similarly, the Plan Administrator may at any at any time provide that one or more of the company’s repurchase rights shall not be assignable in connection with a change of control and shall terminate upon such involuntary termination.

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     As used in this summary description of the 1992 Plan, the term “change of control” means a change in ownership or control of NetManage through any of the following transactions:

•	a merger, consolidation or other reorganization approved by our stockholders, unless more than 50% of the combined voting power of the securities of the successor company are immediately thereafter owned, in substantially the same proportion, by the persons who owned our outstanding voting securities immediately prior to the transaction;

•	the sale, transfer or other disposition of all or substantially all of our assets in liquidation or dissolution of NetManage; or

•	the acquisition, directly or indirectly by any person or related group of persons (other than us) of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders.

     Any option assumed by a successor corporation or its parent in a change of control shall be appropriately adjusted, immediately after the change of control, to apply to the number and class of securities which would have been issuable to the optionee had the option been exercised immediately prior to such change of control. Appropriate adjustments to reflect such change of control will also be made to the exercise price per share under each outstanding option, the maximum number and class of securities issuable under the 1992 Plan and the maximum number of options that may be awarded to any person during a calendar year. To the extent holders of our Common Stock receive cash consideration for their Common Stock in the change of control, the successor corporation may, in connection with the assumption of the outstanding options, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of our Common Stock in the transaction.

     Hostile Takeover. In the event of a hostile takeover, as defined below, the Plan Administrator may provide that one or more options will automatically vest on an accelerated basis and become exercisable for all of the option shares immediately prior to the effective date of the hostile takeover. In addition, the Plan Administrator may at any time provide that one or more of the Company’s repurchase rights shall terminate automatically upon the consummation of such hostile takeover. Alternatively, the Plan Administrator may condition such acceleration and termination upon an involuntary termination of the optionee’s service within a designated period that does not exceed eighteen (18) months following the completion of the hostile takeover. Any options so accelerated will remain exercisable for fully-vested shares until the earlier of the expiration or termination of the option term.

     As used in this summary description of the 1992 Plan, the term “hostile takeover” means a change in ownership or control of NetManage through any of the following transactions:

•	a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by

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at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination, or

•	the acquisition, directly or indirectly by any person or related group of persons (other than us) of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders which the Board does not recommend our stockholders accept.

     Amendment and Termination. The Board may amend or modify the 1992 Plan in any or all respects whatsoever, but no such amendment may alter or impair any outstanding option under the 1992 Plan without the holder’s consent. In addition, no amendment will be effective without stockholder approval within 12 months of the adoption of the amendment by the Board if such amendment: (i) increases the number of shares reserved for issuance under the 1992 Plan; (ii) modifies the eligibility requirements for participation in the 1992 Plan if such modification requires stockholder approval to comply with applicable provisions of the Internal Revenue Code; or (iii) otherwise modifies the 1992 Plan if such modification requires stockholder approval to comply with applicable provisions of the Internal Revenue Code or the Securities Exchange Act of 1934. The Board may suspend or terminate the 1992 Plan at any time, and the 1992 Plan will in all events terminate on April 24, 2012, but no such suspension or termination may alter or impair any option granted under the 1992 Plan while the 1992 Plan was in effect without the stockholder’s consent.

U.S. Federal Income Tax Treatment of Options

     The following discussion is only a summary of general U.S. federal income tax matters. U.S. federal income tax law and judicial and administrative interpretation and application thereof, may change. The income tax laws of other countries may provide for different treatment. All option holders, including those who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. Tax consequences may vary depending on each individual participant’s circumstances. We have distributed with this Offer to Exchange short summaries of some of these consequences with respect to some of the countries where our non-U.S. employees are located. If you are an employee located outside the United States, you should review these summaries carefully. You should also consult your individual tax advisor before deciding whether or not to participate in the Offer.

     Options granted under the 1992 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. Options granted under the 1999 Plan are non-statutory options. The U.S. federal income tax treatment for the two types of options differs as follows:

     Incentive Stock Options. For regular income tax purposes, no taxable income is recognized by the optionee either at the time the incentive stock option is granted or at the time that option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over

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the aggregate exercise price paid for those shares) is normally included in the optionee’s alternative minimum taxable income at the time of exercise.

     The optionee will recognize taxable income, for regular income tax purposes, in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize a long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee. If the disqualifying disposition is effected by means of an arm’s length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (i) the amount realized upon the disposition of the shares or (ii) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of the fair market value of such shares on the option exercise date (or, if less, the amount realized on the disposition) over the exercise price paid for the shares. Holders of shares purchased under an incentive stock option are required to notify us of any disqualifying disposition. If the optionee makes a qualifying disposition, then we will not be entitled to any income tax deduction.

     Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

Accounting Treatment

     Option grants with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair

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value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense.

     Option grants made with exercise prices less than the fair market value of the shares on the grant date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise price. The expense must be amortized against our earnings over the period that the option shares vest. See Section 13 for a discussion of the accounting treatment of the Offer.

     The number of outstanding options, whether or not granted with exercise prices equal to the fair market value of the option shares on the grant date, may be a factor in determining our earnings per share on a fully-diluted basis.

10.	NEW OPTIONS WILL DIFFER FROM ELIGIBLE AND REQUIRED OPTIONS.

     Eligible Options and Required Options that were granted under our 1992 Plan will be replaced with New Options granted under our 1992 Plan and Eligible Options and Required Options that were granted under our 1999 Plan will be replaced with New Options granted under our 1999 Plan. The New Options granted in exchange for Eligible Options and Required Options will have substantially the same terms and conditions as those options, except that the New Options will have a new exercise price, a new vesting schedule and a new ten-year maximum term. In addition, if your Eligible Options and Required Options were incentive stock options granted under our 1992 Plan, the New Options granted in exchange will be incentive stock options to the extent that they qualify as incentive stock options under U.S. tax laws.

     In addition, employees located outside the United States may be subject to certain restrictions and limitations, which are described in the attached country-specific Addenda. As a result, an alternative form of stock option agreement with different terms may be required for New Options granted to employees located outside the United States.

11.	INFORMATION CONCERNING NETMANAGE.

     Founded in 1990, NetManage, Inc. (Nasdaq: NETM), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company’s investment in existing legacy systems and applications. NetManage offers a full range of application integration, Web publishing and host access software for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells and its products and services worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino and has offices worldwide.

     NetManage is incorporated in Delaware. Our principal corporate offices are located at: 10725 N. De Anza Blvd., Cupertino, California, 95014.

     Financial Information. The following table sets forth selected consolidated financial operating data for NetManage. The selected historical statement of operations data for the years ended December 31, 2001 and 2002 and the selected historical balance sheet data as of

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December 31, 2001 and 2002 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2002 that have been audited by our independent auditors. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of these reports entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations. We have presented the following data in thousands, except per share data.

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

	Quarters Ended March 31,		Years Ended December 31,

	2003	2002	2002	2001

Net revenues	$14,118	$19,020	$65,689	$79,249

Income (loss) from operations	(1,572)	282	(16,941)	(11,942)

Net income (loss)	(1,188)	(479)	(21,994)	(12,269)

CONSOLIDATED BALANCE SHEET DATA:

	Quarters Ended March 31,		Years Ended December 31,

	2003	2002	2002	2001

Cash and cash equivalents and Short term investments	$28,983	$34,605	$24,094	$33,830

Working capital	9,204	18,473	9,789	18,626

Total assets	46,174	70,476	53,238	75,646

Total stockholders’ equity	14,776	37,579	16,087	38,588

BOOK VALUE PER SHARE:

	Quarters Ended March 31,		Years Ended December 31,

	2003	2002	2002	2001

Net earnings (loss) per share, Basic and diluted	$(0.14)	$(0.05)	$(2.46)	$(1.32)

Weighted average common shares, Basic and diluted	8,623	9,085	8,927	9,276

     See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited and unaudited financial statements we have summarized above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

     A list of our current directors and executive officers (and the number of shares subject to Eligible Options and Required Options that each beneficially owned as of April 30, 2003 is attached to the Offer to Exchange as Schedule I. As of April 30, 2003, our executive officers and directors as a group beneficially owned outstanding options under all of our various stock option plans to purchase a total of 582,380 shares of our Common Stock. That number represented approximately 57.89% of the aggregate number of shares subject to all options

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outstanding under our various stock option plans as of that date. Of the options held by those persons, options to purchase a total of 436,738 shares of Common Stock are Eligible Options or Required Options. Our executive officers are eligible to participate in the Offer. Non-employee members of our Board of Directors are not eligible to participate in the Offer.

     Options. During the 60-day period ended April 30, 2003 with respect to our executive officers and directors:

(i) we granted options to purchase 50,000 shares of our Common Stock;

(ii) no options outstanding under our various stock option plans were exercised;

(iii) options to purchase an aggregate of 0 shares under the 1992 Plan and 0 shares under the 1999 Plan, were cancelled and no options were cancelled under any other stock option plan maintained by us;

(iv) we did not repurchase any unvested shares previously issued under our various stock options plans; and

(v) our executive officers and the non-employee members of our Board of Directors did not sell any shares of our Common Stock.

     Except as otherwise described above and other than periodic purchases pursuant to (i) our Common Stock Repurchase Program announced on October 4, 2001, (ii) the formula provisions of the NetManage Employee Stock Purchase Plan and (iii) stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our Common Stock or in our Common Stock which were effected during the 60-day period ended April 30, 2003 by us, or to our knowledge, by any of our current executive officers, directors, affiliates or subsidiaries.

13.	STATUS OF OPTIONS ACQUIRED BY NETMANAGE IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     All returned Eligible Options and Required Options that are accepted for exchange will be cancelled. The shares of our Common Stock subject to those returned Eligible Options and Required Options originally granted under the 1992 Plan that we accept for exchange and cancel will, after such cancellation, be available for re-grant and issuance under the 1992 Plan. The shares of our Common Stock subject to those returned Eligible Options and Required Options originally granted under the 1999 Plan that we accept for exchange and cancel will, after such cancellation, be available for re-grant and issuance under the 1999 Plan. Eligible Options and Required Options that were granted under our 1992 Plan will be replaced with New Options granted under our 1992 Plan and Eligible Options and Required Options that were granted under our 1999 Plan will be replaced with New Options granted under our 1999 Plan.

     We are requiring that anyone returning an Eligible Option for exchange pursuant to the Offer also return for exchange all options granted to that option holder, after November 15, 2002

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regardless of exercise price. If we did not require that those Required Options be returned for exchange by those participating in the Offer, we would be required to record additional stock-based compensation expense because the Required Options would become variable awards, as described below.

     We believe that we will not incur any material compensation expense solely as a result of the transactions contemplated by the Offer because:

•	we will not grant any New Options or any other options to option holders who return options in connection with the Offer that we accept for exchange and cancel until a date that is on or promptly after (but not later than 10 days after) the first trading day that is six months and one day after the returned options are cancelled;

•	if an option holder elects to return any of his or her Eligible Options pursuant to the Offer, then that individual must also return for cancellation any options granted to him or her in the six month period ending on the day before the May 16, 2003 commencement date of the Offer;

•	the exercise price of all New Options will equal the market price of our Common Stock on the date the New Options are granted; and

•	we have not made any oral or written agreement or implied promise to compensate the employees who accept the Offer for any increase in the market price of our Common Stock occurring after the cancellation of returned options but prior to the granting of the New Options.

     We would incur additional compensation expense, however, if any New Options were to be granted within the six month and one day waiting period to any option holder whose options were accepted for exchange and cancelled pursuant to the Offer. An option grant to such holder made before the expiration of that period would be treated for financial reporting purposes as a variable award. In such event, we would be required to record as a compensation expense chargeable against our reported earnings all increases in the market price of the underlying option shares which occurs between the grant date of that option and the date the option for those shares is exercised, forfeited or otherwise terminates.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and our grant of New Options, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we would be required to delay the acceptance of returned options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not

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result in adverse consequences to our business. Our obligation to accept returned options for exchange and cancellation and to grant New Options for returned options is subject to certain conditions, including the conditions described in Section 7.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences applicable to the return and exchange of options pursuant to the Offer and the grant of New Options. This discussion is based on the U.S. Internal Revenue Code, the relevant legislative history, Treasury Regulations thereunder, and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders, including our international employees.

     Eligible option holders who are subject to taxation in countries other than the United States, whether by reason of their nationality, residence or otherwise, should consult with their individual tax advisors as to the consequences of their participation in the Offer. You have received with this Offer to Exchange short summaries of some of the important tax implications you should take into account if you are subject to taxation in certain countries other than the United States. These summaries are not complete and you should consult your own tax advisor before deciding whether to accept the Offer.

     Exchange of Options for New Options. If you exchange outstanding options for New Options to be granted six months and a day or more later, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. The exchange will be treated as a non-taxable exchange for U.S. federal income tax purposes.

     Grant of New Options. You will not be required to recognize any income for U.S. federal income tax purposes when the New Options are granted to you. The grant of the New Options is not a taxable event.

     Exercise of New Options. New Options will be either non-statutory stock options or incentive stock options under the U.S. federal income tax laws. When a non-statutory stock option is exercised, you will recognize taxable income for U.S. federal income tax purposes equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and you must satisfy the applicable withholding taxes with respect to such income. The subsequent sale of the shares acquired pursuant to the exercise of your non-statutory stock option generally will give rise to a capital gain equal to the amount realized upon the sale of the shares less the sum of the (i) exercise price paid for the shares plus (ii) the taxable income previously recognized in connection with the purchase of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

     With respect to incentive stock options, for regular income tax purposes, no taxable income is recognized by the optionee either at the time the incentive stock option is granted or at

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the time that option is exercised. However, the spread on the shares purchased under an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the aggregate exercise price paid for those shares) is normally included in the optionee’s alternative minimum taxable income at the time of exercise.

     The optionee will recognize taxable income, for regular income tax purposes, in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For U.S. federal tax purposes, dispositions are divided into two categories; qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize a long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of those shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income to the optionee. If the disqualifying disposition is effected by means of an arm’s length sale or exchange with an unrelated party, the ordinary income will be limited to the amount by which (i) the amount realized upon the disposition of the shares or (ii) their fair market value on the exercise date, whichever is less, exceeds the exercise price paid for the shares. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of the fair market value of such shares on the option exercise date (or, if less, the amount realized on the disposition) over the exercise price paid for the shares. Holders of shares purchased under an incentive stock option are required to notify us of any disqualifying disposition. If the optionee makes a qualifying disposition, then we will not be entitled to any income tax deduction.

     Effect on Incentive Stock Options Not Returned for Exchange. If you hold stock options which are incentive stock options under the U.S. federal tax laws, then we do not believe that the Offer will affect the tax status of those incentive stock options should you decide not to accept the Offer. However, the U.S. Internal Revenue Service (the “IRS”) may characterize the Offer as a “modification” of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to be treated as non-statutory stock options upon exercise by reason of the dollar limitation imposed under the U.S.

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     federal tax laws on the initial exercisability of incentive stock options. Under that limitation, the maximum dollar amount of shares for which an incentive stock option may first become exercisable in any calendar year (including the calendar year in which an outstanding option is deemed to have been modified and thereby treated as newly granted) cannot exceed $100,000, measured on the basis of the fair market value of the shares on the grant date of the option or (if later) at the time of any deemed modification of that grant.

     We recommend that you consult your own tax advisor with respect to the U.S. federal, state and local tax consequences of participating in the Offer, and any foreign tax laws that may apply to you.

     If you choose not to exchange all your Eligible Options, we also recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not exchange and to the subsequent sale of the Common Stock purchased under those options.

16.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time, and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange and cancellation of any returned options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

     We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any returned options upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options returned for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options that were submitted for exchange promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

     Amendment to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

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     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(1)	we increase or decrease the amount of consideration offered for the options;

(2)	we decrease the number of options eligible to be exchanged in the Offer; or

(3)	we increase the number of options eligible to be exchanged in the Offer by an amount that exceeds 2% of the total number of shares of our Common Stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

17.     FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting exchanges of options pursuant to this Offer to Exchange.

18.     ADDITIONAL INFORMATION.

     We are filing with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to exchange your options:

1.	our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on February 27, 2003;

2.	our quarterly report on Form 10-Q for the quarter ended March 31, 2003, filed with the SEC on May 15, 2003;

3.	our current report on Form 8-K filed with the SEC on February 14, 2003;

4.	our current report on Form 8-K filed with the SEC on February 28, 2003; and

5.	our current report on Form 8-K filed with the SEC on April 30, 2003.

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     The SEC File Number for these filings is 000-22158. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Website at www.sec.gov.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol “NETM” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of the Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

NetManage, Inc.
10725 N. De Anza Blvd.
Cupertino, CA 95014
Attn: Legal Department

or by contacting Donna Dury at (408) 342-7704 or via email at donna.dury@netmanage.com.

     As you read the documents filed with the SEC, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about NetManage should be read together with the information contained in the documents to which we have referred you.

19.     MISCELLANEOUS.

     This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These

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statements speak only as of the date hereof. Such information is subject to change, and we undertake no obligation to update any such information. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

     Important factors that may cause our results to differ materially include, but are not limited to: (i) the accounting treatment of the stock option exchange program; (ii) changes in the trading price of our Common Stock during the program and in the period between the cancellation of old options and the issuance of New Options under the program; and (iii) our operating results, which are affected by a number of factors including general economic conditions, in particular the ongoing slowdown of purchases of information technology due to current economic conditions in North America and the world, demand for the Company’s products, introduction or enhancements of products by the Company or its competitors, technological changes in computer networking, competitive pricing pressures, market acceptance of new products, customer order deferrals in anticipation of new products and product enhancements, the size and timing of individual product orders, mix of international and domestic revenues, mix of distribution channels through which the Company’s products are sold, impact of, or failure to enter into, strategic alliances to promote the Company’s products, quality control of products, changes in the Company’s operating expenses, personnel changes, the effects of the ongoing war in Iraq and the aftermath thereof, and exchange rate fluctuations.

     Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any representation to you or gives you any information different from the representations and information contained herein, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning your options for exchange pursuant to the Offer. You should rely only on the representations and information contained in this document or to which we have referred you.

NetManage, Inc.	May 16, 2003

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SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF NETMANAGE, INC.

     The directors and executive officers of NetManage, Inc., and their positions and offices as of April 30, 2003, are set forth in the following table:

		SHARES SUBJECT TO
		ELIGIBLE OPTIONS
		AND REQUIRED
NAME	POSITION AND OFFICES HELD	OPTIONS

Zvi Alon	Chairman of the Board, President and	230,714

	Chief Executive Officer

Michael R. Peckham	Senior Vice President, Chief Financial	45,239

	Officer, and Secretary

Ronald Rudolph	Vice President, Human Resources	0

Peter R. Havart-Simkin	Senior Vice President, Strategic Development	53,571

Michael O’Leary[1]	Senior Vice President, Worldwide Sales	50,000

David Desjardins	Vice President, Technical Services	25,928

Ido Hardonag	Senior Vice President, Worldwide Engineering	0

Carol Montgomery-Adams[2]	Vice President, Worldwide Marketing	0

Bertram Rankin[3]	Vice President, Worldwide Marketing	0

Steve Mitchell	General Counsel	0

John Bosch	Director	0

Dr. Shelley Harrison	Director	0

Abraham Ostrovsky	Director	0

Uzia Galil	Director	0

Darrell Miller	Director	0

     The address of each director and executive officer is c/o NetManage, Inc., 10725 N. De Anza Blvd., Cupertino, California, 95014.

1 Michael O’Leary left the Company on May 15, 2003;

2 Carol Montgomery Adams joined the Company on April 28, 2003;

3 Bertram Rankin left the Company on May 15, 2003.

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